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                                                                    Exhibit 99.4

                                    CONSENT
                                      OF
                                LEHMAN BROTHERS

     We hereby consent to the use of our opinion letter dated December 20, 2004 to the Board of Directors of Exelon Corporation (the "Company") attached as Annex C to the Company's Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 (the "Prospectus") relating to the proposed merger of the Company and Public Service Enterprise Group Incorporated, and to the references to such opinion in the Prospectus under the headings "Summary - Exelon's Financial Advisors Delivered their Opinions to the Exelon Board of Directors to the Effect that, as of December 20, 2004, the Exchange Ratio in the Merger Was Fair, from a Financial Point of View, to Exelon," "The Merger - Background of the Merger," "The Merger - Recommendation of Exelon Board; Exelon's Reasons for the Merger," "The Merger
- Opinions of Financial Advisors," and "Opinion of Lehman Brothers Inc." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term "expert" as used in the Securities Act.


                                       LEHMAN BROTHERS INC.



                                       By: /s/ John D. Lange
                                       -------------------------
                                           John D. Lange
                                           Managing Director


New York, New York
April 13, 2005